Exhibit (e)

VERSUS CAPITAL REAL ESTATE FUND LLC

DISTRIBUTION POLICY

Versus Capital Real Estate Fund LLC (the “Fund”) has developed this Distribution Policy to set forth the general terms and conditions, pursuant to which the Fund plans to distribute all or a portion of any dividends, investment income or capital gains that it earns on investments to shareholders of the Fund (the “Shareholders”). Any capitalized terms within this Distribution Policy, not defined herein, are defined within the Fund’s registration statement filed with the Securities and Exchange Commission (file no. 333-261313) (the “Registration Statement”) and/or limited liability company agreement (the “Operating Agreement”), each of which is incorporated herein by reference. The Board of Directors of the Fund will exercise independent, objective oversight and judgment with respect to the execution of this Distribution Policy and the related distribution reinvestment procedures.

In accordance with requirements applicable to regulated investment companies, the Fund intends to distribute to Shareholders at least 90% of its investment income and net short-term capital gains realized on investments, each year, through regular quarterly distributions. In addition, the Fund may make periodic distributions to Shareholders of all or a portion of the long-term capital gains realized on transactions in its investments (each, a “Distribution”).

Any Distribution paid in Shares will be paid at the Fund’s Net Asset Value (“NAV”) as determined in accordance with the Fund’s Valuation Policy, the Registration Statement and the Operating Agreement. All Distributions shall be made to each Shareholder pro rata based on the number of Shares held by such Shareholder.

The Fund will establish reasonable reserves to meet Fund obligations prior to making Distributions. No Distribution shall be declared and paid unless, after the Distribution is made, the assets of the Fund are in excess of the liabilities of the Fund and such Distribution does not violate the Delaware Limited Liability Company Act or other applicable law. Distributions that would violate the Delaware Limited Liability Company Act or any other applicable law are prohibited.

All Distributions paid by the Fund will be reinvested in additional Shares of the Fund unless a Shareholder affirmatively elects not to reinvest in Shares pursuant to the Distribution Reinvestment Policy attached hereto as Annex A. Pursuant to the Distribution Reinvestment Policy, Shareholders may elect initially not to reinvest by indicating that choice in writing to the Fund’s Transfer Agent. Thereafter, Shareholders are free to change their election by contacting the Fund’s Transfer Agent (or, alternatively, by contacting the selling agent that sold such Shareholder its Shares, who will inform the Fund). Shares purchased by reinvestment will be issued at their NAV on the ex-dividend date. There is no “sales load” or other charge for Shares received by reinvestment. The Fund reserves the right to suspend or limit at any time the ability of Shareholders to reinvest Distributions. The automatic reinvestment of Distributions does not relieve participants of any U.S. federal income tax that may be payable (or required to be withheld) on such Distributions.

Annex A

Distribution Reinvestment Policy

VERSUS CAPITAL REAL ESTATE FUND LLC

DISTRIBUTION REINVESTMENT AND CASH PURCHASE PLAN

TERMS AND CONDITIONS

1.	Each shareholder of record (“Shareholder”) holding shares of beneficial interest (the “Shares”) of Versus Capital Real Estate Fund LLC (the “Fund”) will automatically participate in the Fund’s Distribution Reinvestment and Cash Purchase Plan (the “Plan”). Shareholders may elect not to participate in the Plan by indicating that choice in writing to the Fund’s Transfer Agent (the “Plan Agent”) at the time of such Shareholder’s initial investment in the Fund or pursuant to paragraph 9 herein. Beneficial owners of Shares may make such election to the selling agent that sold them their Shares, who will inform the Fund. If a Shareholder elects not to participate in the Plan, such Shareholder will automatically receive all distributions in U.S. dollars. Shareholders that do not make such election (i.e., the election to not participate in the Plan) shall have all distributions, net of any applicable U.S. withholding tax, reinvested in additional Shares of the Fund.

2.	Shareholders may change their election by notifying, in writing, either the Plan Agent or the selling agent that sold such Shareholder its Shares. The Fund reserves the right to suspend or limit at any time the ability of Shareholders to reinvest distributions.

3.	The Plan Agent will act as agent for Shareholders in administering the Plan and will open an account for each Shareholder under the Plan in the same name as her or his outstanding Shares are registered.

4.	Whenever the Fund declares a distribution, participating Shareholders will receive such distribution entirely in Shares to be issued by the Fund, including fractions. The number of Shares received by a Shareholder in respect of the distribution will be based on the current net asset value (“NAV”) of the Fund on the ex-dividend date, as determined by or on behalf of the Fund. There is no “sales load” or other charge for Shares received pursuant to the Plan.

5.	Funds held by the Plan Agent will not bear interest. In addition, it is understood that the Plan Agent shall have no liability (except as set forth in paragraph 11 herein) in connection with any inability to purchase Shares within 30 days after the payment date of any distribution as herein provided or with the timing of any purchases effected. The Plan Agent shall have no responsibility as to the value of the Shares acquired for any Shareholder’s account.

6.	The Plan Agent will hold Shares acquired pursuant to the Plan in non-certificated form in the name of the Shareholder for whom such Shares are being held and each Shareholder’s proxy will include those Shares held pursuant to the Plan. In the case of Shareholders, such as banks, brokers or nominees, that hold Shares for others who are the beneficial owners, the Plan Agent will administer the Plan on the basis of the number of Shares certified from time to time by such Shareholders as representing the total amount registered in the names of such Shareholders and held for the account of beneficial owners who participate in the Plan.

7.	The Plan Agent will confirm, in writing, each acquisition of Shares made for the account of a Shareholder pursuant to the Plan as soon as practicable, but in any event not later than 60 days after the date thereof. Such confirmation will indicate the number of Shares purchased and the price per Share paid, and will include any applicable tax information pertaining to such Shareholder’s account. It is understood that the reinvestment of distributions does not relieve the participant of any income tax which may be payable on such distributions. Any Shareholder who is subject to U.S. backup withholding tax, or who is a foreign Shareholder subject to U.S. income tax withholding, will have the applicable tax withheld from all distributions received and only the net amount will be reinvested in Shares. A Shareholder may from time to time have an undivided fractional interest in a Share. Distributions on fractional Shares will be credited to each Shareholder’s account.

8.	Any stock dividends or split shares distributed by the Fund on Shares held by the Plan Agent for a Shareholder will be credited to the Shareholder’s account.

9.	A Shareholder may terminate her or his participation in the Plan by notifying the Plan Agent, in writing. If notice is received by the Plan Agent prior to any distribution record date, the Plan Agent will seek to process such termination prior to the distribution payable date; otherwise such termination will be effective, with respect to any subsequent distribution, on the first trading day after the distribution paid for such record date shall have been credited to such Shareholder’s account. The Plan may be terminated by the Plan Agent or the Fund with respect to any voluntary cash payments made or any distributions paid subsequent to a notice of termination in writing mailed to the Shareholders at least 60 days prior to the record date for the payment of any distribution by the Fund.

10.	These terms and conditions may be amended or supplemented by the Plan Agent or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to the Shareholders appropriate written notice at least 60 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by the Shareholders unless, prior to the effective date thereof, the Plan Agent receives written notice of the termination of a Shareholder’s account under the Plan. Any such amendment may include an appointment by the Fund of a successor Plan Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Agent under these terms and conditions. Upon any such appointment of a successor Plan Agent for the purpose of receiving distributions, the Fund will be authorized to pay to such successor Plan Agent, for the Shareholders’ accounts, all distributions payable on the Shares held in the Shareholders’ name or under the Plan for retention or application by such successor Plan Agent as provided in these terms and conditions.

11.	The Plan Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by its negligence, bad faith or willful misconduct or that of its employees.

12.	These terms and conditions shall be governed by the laws of the State of Delaware.